Exhibit 16(d)(v)
Execution Version

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (this “Agreement”) is made as of May 13, 2024 by and among Spaceship Intermediate 1, LP (the “Lead Investor”); Anthony Casalena (“Casalena”), Anthony Casalena 2019 Family Trust (“AC 2019 Family Trust”), Anthony Casalena Revocable Trust (“AC Revocable Trust”), Casalena Foundation (the “Foundation” and, together with Casalena, AC 2019 Family Trust and AC Revocable Trust, the “AC Entities”); General Atlantic (SQRS II), L.P. (“GA”); and Accel Leaders 3 L.P., for itself and as nominee for Accel Leaders 3 L.P., Accel Leaders 3 Entrepreneurs L.P. and Accel Leaders 3 Investors (2020) L.P., and Accel Leaders 4 L.P. for itself and as nominee for Accel Leaders 4 L.P., Accel Leaders 4 Entrepreneurs L.P. and Accel Leaders 4 Investors (2022) L.P. (the “Accel Funds” and, together with the AC Entities and GA, each a “Co-Investor” and collectively the “Co-Investors” and the Co-Investors, together with the Lead Investor, the “Investors”).

RECITALS

1.
On May 13, 2024 (the “Signing Date”), Spaceship Purchaser, Inc., a Delaware corporation (“Buyer”), Spaceship Group MergerCo, Inc., a Delaware corporation wholly owned by Buyer (“Merger Sub”) and Squarespace, Inc. a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, upon which the separate corporate existence of Merger Sub will cease, and the Company shall be the surviving corporation and wholly owned subsidiary of Buyer, upon the terms and subject to the conditions set forth therein (the “Transaction”).

2.
Certain Affiliates of the Lead Investor and the Accel Funds have entered into Fee Funding Agreements in favor of Buyer (the “Funding Agreements”), pursuant to which each such Affiliate of the Lead Investor and each Accel Fund has agreed, subject to the terms and conditions set forth in the applicable Funding Agreement, to pay to Buyer its Funding Percentage (as defined in the applicable Funding Agreement) of certain obligations of Buyer under the Merger Agreement subject to a Cap (as defined in the applicable Funding Agreement) under the circumstances set forth therein.  The Funding Percentage and Cap of each Affiliate of the Lead Investor that has entered into a Funding Agreement and each Accel Fund is set forth in their respective Funding Agreements.

3.
Certain Affiliates of the Lead Investor and certain of the Accel Funds have each entered into an Equity Commitment Letter (each, an “Equity Commitment Letter”) in favor of Buyer, pursuant to which the applicable Affiliate of the Lead Investor or Accel Fund, as applicable, has agreed, subject to the terms and conditions set forth therein, to make an equity investment indirectly in Buyer (its “Equity Commitment”) at the closing of the Transaction (the “Closing”).

4.
The AC Entities, certain of the Accel Funds and GA have each entered into a Support Agreement (each, a “Support Agreement”) with Buyer, pursuant to which each of the AC Entities, such Accel Funds and GA has agreed, among other things and subject to the terms and conditions set forth therein, to contribute, directly or indirectly, a portion of the Rollover Shares held by the AC Entities, such Accel Funds or GA, as applicable, to an entity (“Parent”) that indirectly owns 100% of the equity interests of Buyer (its “Rollover Commitment”) in connection with the consummation of the Merger.

5.
The Investors wish to agree to certain terms and conditions that will govern the actions of Buyer and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Funding Agreements, the Support Agreements, the LPA (as defined below), the LLCA (as defined below), the Management Arrangements (as defined below) or any agreement reasonably required in connection with the Debt Financing or the Transaction (collectively, the “Transaction Documents”).

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1.	EFFECTIVENESS; DEFINITIONS.

1.1
Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to this Section 1.1, Section 1.2, Section 2.3 (solely in the case of a termination pursuant to clause (a) below), Section 2.5, Section 2.6, Section 2.9 and Section 3 (including, without limitation, any liability for its own fees and expenses under Section 2.6 or Damages under Section 2.9) which shall survive the termination of this Agreement) upon the earlier of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms.

1.2
Definitions; Construction. Certain terms are used in this Agreement as specifically defined herein.  Capitalized terms used, but not defined, herein shall have the meanings given to them in the Merger Agreement.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Authority, unincorporated organization or other entity.  The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.  For all purposes of this Agreement, execution of definitive documentation or similar binding actions, inactions or decisions of the Lead Investor shall require approval of the Lead Investor.  For all purposes of this Agreement to the extent a controlled Affiliate of any Investor is going to be a party to any agreement or arrangement contemplated by this Agreement, the reference to Investor shall be deemed to also refer to any such controlled Affiliate as the context requires and the Investor agrees to cause its controlled Affiliate to take any action required hereunder in such context.

2.	AGREEMENTS AMONG THE INVESTORS.

2.1
Actions of Buyer and Parent.

(a)          Subject to Section 2.1(b) and Section 2.2 and the termination rights set forth in the clause (iii)(x) of Section 3 of the Support Agreements, the Investors hereby agree that the Lead Investor shall have the sole authority to take any action or refrain from taking any action in connection with the Transaction, the Merger Agreement, the Management Arrangements (defined below), the Debt Financing (defined below) and the transactions contemplated thereby, including without limitation (i) amending or waiving any term of the Merger Agreement, (ii) determining whether or not the conditions to closing specified in the Merger Agreement have been satisfied, (iii) terminating the Merger Agreement, (iv) negotiating, entering into or borrowing under any agreement with respect to the Debt Financing, (v) negotiating or entering into the Management Arrangements at the time and in the manner permitted by the Merger Agreement, or (vi) instituting, controlling, directing and settling any suit, claim or proceeding arising in connection with the Transaction, the Merger Agreement or any proxy or disclosures relating thereto, in each case, on behalf of Parent, Buyer, Merger Sub or any of their respective Subsidiaries pursuant to the rights set forth in the Merger Agreement or otherwise in connection with the Transaction, and except for the exercise of such rights set forth in the Merger Agreement, on behalf of Parent, Buyer, Merger Sub or any of their respective Subsidiaries, the Lead Investor shall not initiate or settle any litigation on behalf of Parent, Buyer, Merger Sub or any of their respective subsidiaries that in a manner that would be materially and disproportionately detrimental to such Investor’s interests or reputation relative to other Investors, in each case in their capacities as such without the consent of such Investor.

(b)          Notwithstanding the foregoing, in no event shall any Buyer Party (nor shall the Lead Investor acting through any Buyer Party) (i) increase the Per Share Price, change the form of consideration being offered to Company Stockholders under the Merger Agreement or extend the Outside Date, in each case without such change being approved in writing by each of the Investors or (ii) agree to any amendment, modification, supplement or waiver of the Merger Agreement that would be materially adverse to an Investor (or group of Investors) relative to the other Investors without such instrument being approved in writing by such Investor (or group of Investors); provided, that notwithstanding the foregoing, if any Investor refuses to approve an amendment or waiver pursuant to clause (ii) above, then prior to making such modification, amendment or waiver the Lead Investor shall fully and unconditionally release such Investor (a “Non-Consenting Investor”) in writing (whether by one or more of the Lead Investor or another Person electing to execute an Equity Commitment Letter and/or Funding Agreement to replace those previously executed by the Non-Consenting Investor or acknowledging in writing to the Non-Consenting Investor that the previously executed Equity Commitment Letters and/or Funding Agreements are sufficient to cover such released amounts), effective immediately, from each of its liabilities and obligations under (1) this Agreement (other than its liabilities and obligations with respect to breaches of this Agreement prior to the time of such release) without any further action by any party hereto, (2) its Equity Commitment Letter and/or Support Agreement, as applicable, without any further action by any party hereto and (3) its Funding Agreement if applicable without any further action by any party hereto, and in such case, such Non-Consenting Investor’s approval for such amendment or waiver shall not be required; provided further, that notwithstanding anything to the contrary herein or in the Equity Commitment Letters or Funding Agreements, if any obligations under this Agreement, a Non-Consenting Investor’s Equity Commitment Letter or Funding Agreement are terminated in accordance with this Section 2.1(b), solely to the extent such Non-Consenting Investor’s Equity Commitment Letter or Funding Agreement are otherwise permitted to terminate in accordance with the terms thereof, each other Investor shall be deemed to have consented to such termination and each Investor’s obligations under this Agreement, its Equity Commitment Letter and its Funding Agreement, as applicable, shall remain in place in accordance with the terms thereof (other than, for the avoidance of doubt, the Equity Commitment Letter or Funding Agreement, as applicable, of the Non-Consenting Investor).

(c)          The Lead Investor shall, and shall direct its Representatives to, provide the other Investors reasonable updates related to the Closing, including the anticipated date of Closing and funding with such advance notice as is reasonably practicable, and promptly respond to other reasonable requests for information.  The Lead Investor shall provide the other Investors with prior written notice of any waiver by Buyer of any agreement in the Merger Agreement or any amendment to the Merger Agreement.

2.2
Debt Financing; Management Arrangements

(a)          The Lead Investor shall have the ability to cause Parent and/or its subsidiaries to negotiate, enter into and borrow under definitive agreements relating to any third party debt financing to be provided at the Closing to Parent and/or its subsidiaries (the “Debt Financing”) on the terms outlined in the Debt Commitment Letter attached to the Merger Agreement and such other terms as mutually agreed.

(b)          Subject to the receipt by the Lead Investor of the consent of at least one Co-Investor or, in the case of any arrangements relating to any of the AC Entities, a Co-Investor other than the AC Entities, prior to the Closing, Lead Investor may cause Parent and/or any of its subsidiaries to take any action or refrain from taking any action with respect to negotiating and entering into definitive agreements with members of management of the Company and its subsidiaries with respect to the terms of such management member’s employment, compensation, rollover or reinvestment equity and equity incentives at the Closing and following the Closing at the time and in the manner permitted by the Merger Agreement (collectively, the “Management Arrangements”).  Following the Closing, all Management Arrangements will be implemented as set forth in the LPA and LLCA. Notwithstanding anything in this Agreement or the LPA Term Sheet, the Investors hereby agree that all incentive equity award plans will be structured as options issued at a corporation below Parent and above the Company.

(c)          The Lead Investor shall provide the other Investors reasonable updates related to the Debt Financing and Management Arrangements, promptly respond to other reasonable requests for information, and give each Co-Investor a reasonable opportunity to review and discuss in advance any comments to the drafts of the definitive documentation of the Debt Financing and Management Arrangements.

2.3
Equity Agreements. The Investors agree to negotiate in good faith with each other to enter into, substantially concurrently with the Closing, (a) a definitive limited partnership agreement (the “LPA”) of Parent containing the rights and obligations set forth in the LPA Term Sheet attached hereto as Exhibit A (the “LPA Term Sheet”) (except with respect to the board of directors), the provisions of Section 2.10 and the last sentence of Section 2.2(b) hereof, customary veto rights for the Lead Investor (which, for the avoidance of doubt, shall not supersede or conflict with the rights of the AC Entities, GA or the Accel Funds as described in the LPA Term Sheet) and such other provisions not addressed in the LPA Term Sheet as are customary for transactions of this type or as otherwise mutually agreed between the Lead Investor and the Co-Investors and (b) a definitive operating agreement (the “LLCA”) for the general partner of Parent containing the rights and obligations set forth in the LPA Term Sheet with respect to the board of directors and such other provisions not addressed in the LPA Term Sheet as are customary for transactions of this type or as otherwise mutually agreed between the Lead Investor and the Co-Investors.  If for any reason the Investors have not entered into the LPA or LLCA at or prior to the Closing, the Investors agree that the operation of Parent, Buyer and their subsidiaries (including the Company) shall be in accordance with the LPA Term Sheet until such time as the LPA and LLCA shall be in effect.  Upon the execution and delivery by Parent, each Investor and each other party thereto of the LPA and LLCA to which it is (or is intended to be) a party, this Section 2.3 shall cease to have any force or effect.

2.4
Equity Commitments; Rollover Commitments.

(a)          Each Investor hereby affirms and agrees that: (i) it (or, in the case of the Lead Investor, its applicable Affiliate(s)) is bound by its Equity Commitment or Rollover Commitment, as applicable, and the provisions set forth in its or such Affiliate’s Equity Commitment Letter or Support Agreement in accordance with the terms hereof and thereof and that the Lead Investor shall be entitled to enforce or cause Buyer (or the applicable indirect investment entity) to enforce the provisions of such Equity Commitment Letter or Support Agreement in accordance with this Agreement and the terms of such Equity Commitment Letter or Support Agreement but only if either (1) the conditions to funding under such Equity Commitment Letter or Support Agreement (other than any condition resulting from a failure of such Investor to fund its Equity Commitment or consummate the contribution contemplated by the Support Agreement when required) are satisfied or have been waived by the applicable Investor or (2) the Company is permitted to enforce the provisions of the Equity Commitment Letters under the specific circumstances and as specifically set forth therein and in Section 9.8(b)(i) of the Merger Agreement and does in fact so enforce, or cause Buyer to enforce such provisions; and (ii) it shall not be permitted to terminate or amend any Equity Commitment, Rollover Commitment, Equity Commitment Letter or Support Agreement without the prior written consent of each of the other Investors (except with respect to a Non-Consenting Investor pursuant to Section 2.2 or to the extent that an Investor fails to fund its Equity Commitment or consummate the contribution contemplated by the Support Agreement when required).  The amount and pro rata percentage of the Equity Commitment or Rollover Commitment, as applicable, of each Investor is set forth on Schedule 2 attached hereto (with each Investor’s Equity Commitment or Rollover Commitment amount being referred to herein as its “Commitment Amount” and each Investor’s Equity Commitment or Rollover Commitment percentage being referred to herein as its “Commitment Percentage”).  Upon funding or contribution of its (or, in the case of the Lead Investor or the Accel Funds, its Affiliate’s, as applicable) Equity Commitment or Rollover Commitment pursuant to the terms of the applicable Equity Commitment Letters or Support Agreements at the Closing, each Investor will be issued equity interests of Parent pursuant to a subscription agreement or contribution agreement (which, for the avoidance of doubt, will have the same terms for all Investors except as to differences reasonably required to reflect different methods of investment, form of organization of the Investor and other such ministerial requirements), as applicable, in forms reasonably acceptable to the Investors.  The equity interests of Parent issued to the Investors (and/or their permitted assignees) pursuant to the terms of the Equity Commitment Letters and Support Agreements will be of the same class and series as each other with the same seniority and issued at the same price per equity interest of Parent.  Notwithstanding anything to the contrary set forth herein or in the Support Agreements, GA may elect prior to Closing by written notice to the Lead Investor that it elects to replace all or a portion of its Rollover Commitment with an Equity Commitment on the same terms as the Investors providing an Equity Commitment herein, in which case the parties shall cooperation enter into documentation (including amendments to this Agreement and GA’s Support Agreement and entry into an Equity Commitment Letter) to effect the foregoing prior to Closing.

(b)          The Lead Investor will have the right to reduce its Commitment Amount to the extent permitted under its Equity Commitment Letter and amend Schedule 2 to update such amount; provided that the Commitment Amounts of each other Investor shall not be reduced below its Commitment Amount set forth on Schedule 2 unless such Investor (i) is a Non-Consenting Investor or (ii) fails to fund or contribute when required hereunder and under its Equity Commitment Letter or Support Agreement any portion of its Commitment Amount in accordance with the terms of its Equity Commitment Letter or Support Agreement and the other Investors agree to reduce such Commitment Amount in lieu of enforcing its Equity Commitment Letter (provided that any reduction pursuant to this Section 2.4(b) shall not affect any of the other rights that any other party to this Agreement or the applicable Equity Commitment Letter or Support Agreement (or its permitted assignee) may have against such Investor pursuant to this Agreement or the applicable Equity Commitment Letter or Support Agreement or otherwise in respect of such failure).

(c)          The Lead Investor shall cause Parent not to permit any waiver, amendment or restatement of any Equity Commitment Letter or Funding Agreement (or any rights or obligations thereunder) that is beneficial to the Lead Investor (other than any termination thereof as permitted by this Agreement) to be effected unless the same waiver, amendment or restatement is made to all of the Equity Commitment Letters or Funding Agreements, as applicable; provided, that, the waiver, amendment or restatement of any Equity Commitment Letter or Funding Agreement, as applicable, whether with respect to the Lead Investor or any other Investor, shall in all cases remain subject to the terms thereof with respect to waiver, amendment or restatement.

(d)          In the event that any Investor funds its Equity Commitment as contemplated by this Section 2.4 and such Investor’s Equity Commitment Letter, and (i) the Closing does not occur following such funding because the Merger Agreement is terminated, Parent and Buyer shall, and the Lead Investor shall cause Parent and Buyer to, promptly (but in any event within three (3) Business Days after such termination) return all amounts so funded in respect of such Investor’s Equity Commitment to such Investor, (ii) the Closing has not occurred within ten (10) Business Days following the date of such funding (provided that the Lead Investor may extend this time period for an additional ten (10) Business Days if the Lead Investor reasonably determines that Closing is likely to occur within such additional ten (10) Business Day period) then the Lead Investor shall cause Parent and Buyer to, promptly (but in any event within one (1) Business Day after the expiration of such period) return all amounts so funded in respect of such Investor’s Equity Commitment to such Investor, or (iii) any amounts funded by the Lead Investor are at any time returned to the Lead Investor, then the Lead Investor shall and shall cause Parent and Buyer to, at the same time as any of the funded Equity Commitment of the Lead Investor is returned to the Lead Investor, return all amounts so funded in respect of such Investor’s Equity Commitment to such Investor; provided, however, that a return of the funded Equity Commitment pursuant to (ii) or (iii) shall not relieve such Investor of its obligation to fund its Equity Commitment pursuant to the terms of this Agreement and such Investor’s Equity Commitment Letter so long as the Merger Agreement has not validly terminated in accordance with its terms and if, following the return of such funded Equity Commitment, the Lead Investor, in its reasonable discretion, determines that the Closing will occur, the Lead Investor may require such Investor to fund its Equity Commitment again pursuant to the terms of this Agreement and such Investor’s Equity Commitment Letter.

2.5
Company Payments. (a) Any amounts paid to, or to the designees of, Parent or Buyer under or with respect to the Merger Agreement or any of the Transaction Documents (including any termination fee, damages award, reimbursement of expenses, indemnity payments, or other similar payments) and/or (b) any amounts paid by a proposed provider of Debt Financing to, or to the designees of, Parent or Buyer as damages relating to a failure to provide the Debt Financing or otherwise (such payments referenced in clauses (a) and (b), collectively, the “Company Payments”), in each case, shall be promptly paid by Parent or Buyer, as applicable, to the Lead Investor.

2.6
Expenses.

(a)          Subject in all events to Section 2.9, in addition to and not in lieu of any obligations an Investor may have under its Equity Commitment Letter or its Funding Agreement, if the Merger Agreement is terminated, each Investor shall be responsible for the payment of its own fees and expenses incurred in connection with the Transaction.  If the Transaction is consummated, the reasonable and documented out-of-pocket fees and expenses incurred on behalf of all Investors, the Lead Investor, and/or Parent or Buyer or their subsidiaries in developing, conducting due diligence investigations into, negotiating (including this Agreement, the LPA Term Sheet and the LPA and LLCA), bidding on, structuring and arranging financing for the Transaction (collectively, the “Fees and Expenses”), including, without limitation, (i) any legal, tax professional, financial, accounting, advisory, valuation, consulting and other expenses incurred by the Lead Investor on behalf of the consortium of Investors in connection therewith, (ii) all fees (including commitment fees), costs and expenses of lenders, investment banks and other third-party financing sources in connection with arranging financing for the Transaction, in each case, solely to the extent not reimbursed or funded (without recourse) by the Company or its subsidiaries, and (iii) legal expenses of the Co-Investors will be paid, or caused to be paid, by Parent on behalf of the applicable Investor and all such Fees and Expenses will be capitalized and shared pro rata by the Investors based on their funded Commitment Amounts; provided that Parent, Buyer or the Company shall pay, or cause to be paid, or reimburse each Investor for all such Fees and Expenses previously paid by such Investor.  If an Investor directs that any invoice for an expense reimbursement be satisfied by payment to one of its controlled Affiliates, Parent, Buyer and each other Investor shall exercise commercially reasonable efforts to comply with such direction.

(b)          Parent shall indemnify and hold harmless each Investor (or Affiliate of any Investor) that is party to any advisor engagement letter in respect of the Transactions that would otherwise constitute Fees and Expenses from and against all expenses, losses and damages and amounts payable under such engagement letter, including those that arise or result from any Investor’s or Parent’s actions with respect to or breach of such engagement letter, other than such expenses, losses and damages and amounts payable as a result of or arising out of the willful misconduct, bad faith or gross negligence of such Investor (the “Joint Advisor Indemnifiable Losses”).

2.7
Representations and Warranties.

(a)          Each Investor hereby severally (and not jointly) represents and warrants to the other Investors on the date hereof and as of the Closing that (i) none of the information in respect of such Investor supplied in writing by such Investor specifically for inclusion or incorporation by reference in any filings contemplated by the Merger Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) subject to the receipt of all authorizations, consents, approvals and waivers contemplated under the Merger Agreement and satisfaction of the conditions set forth in Section 7.1 of the Merger Agreement, such Investor has obtained, or prior to the Closing shall obtain, all authorizations, consents, approvals and waivers (including, but not limited to, waivers of any actual or potential conflicts of interest) that are known as of the date hereof to be required to be obtained from any third party, Governmental Authority or Affiliate in connection with such Investor’s participation in the Transaction in accordance with its organizational and governing documents and applicable Law, (iii) it has not entered into any agreement, arrangement or understanding with any other potential investor, acquiror or group of potential investors or acquirors of the Company with respect to the subject matter of this Agreement and the Merger Agreement, (iv) such Investor is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement and, to the extent they are a party thereto, the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (v) this Agreement and the Transaction Documents to which such Investor is a party have been duly and validly executed and delivered by such Investor and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms.

(b)          Each Investor hereby severally (and not jointly) further represents and warrants to the other Investors that, except as set forth in Schedule 2.7(b) hereto, as of the date hereof, neither such Investor nor any of its controlled Affiliates owns beneficially or of record any capital shares of the Company.  Until the termination of this Agreement in accordance with Section 1 hereof, except as expressly contemplated by this Agreement or in such Investor’s capacity or their Affiliates’ capacity as passive investors in funds or vehicles managed by a third party that is not an Affiliate of such Investor (excluding any managed account or circumstance in which such Investor or any of its Affiliates exercise any discretion, whether directly or indirectly, with respect to investment decisions), each Investor agrees that it will not, and will cause its controlled Affiliates not to, acquire or sell beneficially or of record any (or any additional) capital shares of the Company (other than, (i) transfers to such Investor’s Affiliates (provided, that, prior to and as a condition to the effectiveness of such transfer, each Person to whom any of such capital shares of the Company or any interest in any of such capital shares is or may be transferred, shall have executed and delivered to the other Investors a counterpart of this Agreement in a form reasonably acceptable to the Lead Investor pursuant to which such Affiliate shall be bound by all of the terms and provisions hereof, in which case such Affiliate shall be deemed an Investor hereunder) and (ii) in the case of the AC Entities, pursuant to, and in compliance with, a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act and is in existence as of the date hereof).  For purposes of this Section 2.7(b), “beneficial ownership” shall mean any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power (which includes the power to vote, or to direct the voting of) with respect to capital shares of the Company and/or investment power (which includes the power to dispose, or to direct the disposition of) with respect to capital shares of the Company.

2.8
Approvals; Regulatory Matters; AML Information Sharing.

(a)          Subject to the terms of this Section 2.8, each Investor who will, immediately after Closing, directly or indirectly hold a common equity ownership interest in the Company in excess of 15% of such common equity interests will (i) use its reasonable best efforts to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to reasonably assist and cooperate with, the Lead Investor, Parent and Merger Sub so that Parent and Merger are able to satisfy their obligations pursuant to Section 6.2 of the Merger Agreement, including, without limitation and consistent with the time frames set forth in Section 6.2 of the Merger Agreement, providing responses and information as reasonably required to any Governmental Authority requesting such information in connection with filings or notifications required under, or relating to, applicable Antitrust Laws that are required as a result of, or pursuant to, the Merger Agreement and the related financings and transactions and (ii) refrain from taking, and from causing Parent and Merger Sub to take, any actions prohibited by Section 6.2 of the Merger Agreement.  Subject to the terms of this Section 2.8, each Investor who will, immediately after Closing, directly or indirectly hold a common equity ownership interest in the Company of less than 15% of such common equity interests (i) will use reasonable best efforts consistent with the time frames set forth in Section 6.2 of the Merger Agreement, to provide any information required by applicable law to obtain regulatory approvals of any Governmental Authority in connection with the transactions contemplated by the Merger Agreement, the Equity Commitment Letters, the Support Agreements and/or this Agreement and (ii) agrees not to take any actions prohibited by the Investor (if any) by Section 6.2 of the Merger Agreement, provided, that this clause (ii) shall not apply to (and the following actions shall not be restricted by this clause (ii)) (A) any funding of capital commitments or funding obligations into private equity, venture capital, hedge or other similar investment funds that are not controlled by such Investor, or (B) any investment or acquisition made by a Person in which such Investor holds only a limited partnership or other passive non-voting investment, but for the avoidance of doubt, clauses (A) and (B) shall not include any discretionary co-investments by such Investor or accounts primarily managed on behalf of such Investor.  Notwithstanding anything to the contrary herein, (i) each Investor may designate any materials provided to a Governmental Authority that contain sensitive or confidential information in respect of such Investor or any of its Affiliates as confidential to such Investor, and the portion of such materials that contain such sensitive or confidential information shall not be disclosed to any of the other parties hereto without such Investor’s prior written consent (and such Investor may provide that any such sensitive or confidential information may only be provided on a counsel-only basis or directly to the applicable Governmental Authority requesting such information), (ii) no Investor on behalf of itself shall be required to commence a Legal Proceeding with any Governmental Authority, and (iii) all information made or submitted by or on behalf of any Investor before any Governmental Authority shall, to the extent specifically relating to such Investor or such Investor’s or its affiliates’ businesses or assets, as applicable, be supplied by such Investor (this sentence shall be referred as the “Direct Information Provision Condition”).  The Lead Investor shall, to the extent permitted by applicable law, give each other Investor the reasonable opportunity to review any documents, written communications and filings that name such Investor before transmitting to any Governmental Authority, and shall consider in good faith any comments or suggestions proposed by such Investor.  Unless required as a matter of law (and subject to the Direct Information Provision Condition), all Investors (other than the Lead Investor) shall refrain from initiating any communication with any regulatory body regarding the Transaction without the prior written approval of the Lead Investor; provided, that each Investor may, subject to the following sentence and the Direct Information Provision Condition, communicate with a Governmental Authority regarding the Transaction in coordination with the Lead Investor’s counsel if such Governmental Authority initiated direct communication with such Investor.  Each Investor shall also, to the extent permitted by law, promptly (i) notify the Lead Investor’s counsel of any regulatory-related communication or request for information received by it from any Governmental Authority with respect to the transactions contemplated by the Merger Agreement, (ii) to the extent such communication or request is targeted at the Transaction (and not at such Investor or its affiliates or their businesses or assets) (x) permit the Lead Investor’s counsel to review the original communication and will consider in good faith any comments or suggestions proposed by the Lead Investor’s counsel in connection with the response to any of the foregoing communications, and (y) coordinate with the Lead Investor’s counsel on any meeting, communication or discussion with any Governmental Authority with respect to the Transaction.  Nothing in this Section 2.8(a) shall limit or apply to communications, meetings, appearances, submissions, presentations, briefs, proposals or other matters to or with any Governmental Authority unrelated to the Transaction.

(b)          At least ten (10) Business Days’ prior to Closing, each Investor (for purposes of this Section 2.8(b), a “Providing Investor”) shall use reasonable best efforts to, and shall use reasonable best efforts to procure that its Affiliates and other related persons shall, provide to the Lead Investor upon request, on or before Closing, such materials, and information with respect to that Providing Investor (and, to the extent applicable, its directors, shareholders, Affiliates and other relevant parties) as reasonably requested by the Lead Investor upon at least ten (10) Business Days’ prior notice to satisfy its and its Affiliates’ obligations under the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 and the Joint Money Laundering Steering Group Guidance Notes (or analogous equivalent) or similar laws to which such Lead Investor is subject.

2.9
Indemnification. To the extent (i) any Parent Termination Fee and/or other losses, damages or payments, including, without limitation, any reasonable and documented out-of-pocket costs and expenses (collectively, “Damages”), become payable by Buyer or Merger Sub under the Merger Agreement, any Transaction Document or otherwise in connection with the Transaction and (ii) there are one or more breaching Investors and the actions taken (or failed to be taken) by the applicable breaching Investor with respect to a breach of such Investor’s obligations under this Agreement, its Funding Agreement, its Equity Commitment Letter, its Support Agreement or any other Transaction Document to which it is a party (such breaching Investor, an “Indemnifying Investor”), is, individually or in the aggregate, the primary reason for the Damages becoming payable, then such Indemnifying Investor (subject to the last sentence of this Section 2.9) shall reimburse, indemnify and hold harmless the other non-breaching Investors (i.e., those Investors who stood ready and able to fulfill their obligations under the Equity Commitment Letter, Funding Agreement or Support Agreement, as applicable, if the other Investors also fulfilled their obligations (such non-breaching Investors, the “Indemnified Investors”) from and against all Damages, together with any out-of-pocket expenses incurred by Buyer, Merger Sub or any other Indemnified Investor in connection with defending any claim in connection with such breach); provided that Damages shall not include lost profits, benefit of the bargain, diminution in value or any consequential, special or punitive damages, except to the extent recovered by the Company or any other third party.  If there is more than one Indemnifying Investor, the obligations of the Indemnifying Investors shall be several and not joint, with each responsible for its pro rata share of the Damages (unless such Indemnifying Investor’s participation rights had previously been assigned in accordance with this Agreement) based on the respective Commitment Percentage of each Indemnifying Investor as compared to the Commitment Percentage of all Indemnifying Investors.  Notwithstanding the foregoing, in no event will the aggregate liability of the Indemnifying Investors under this Agreement exceed an amount (the “Indemnity Cap”) equal to (a) $252,816,666.67 plus (b) all Fees and Expenses; provided, in no event shall any Investor’s aggregate liability under this Agreement exceed such Investor’s Commitment Amount and, for the avoidance of doubt, that for purposes of the Indemnity Cap, the AC Entities, collectively, shall be deemed to be a single Investor and the Accel Funds, collectively, shall be deemed to be a single Investor.

2.10
Management Fee. No Investor nor any of its Affiliates shall charge, or be paid, any transaction, advisory, monitoring or similar fees by Parent or any of its Subsidiaries or in connection with the transactions contemplated by the Merger Agreement, this Agreement or the other Transaction Documents.

2.11
Exclusivity. Each Investor agrees that, at any time prior to the receipt of the Requisite Stockholder Approval, it shall not knowingly become affiliated with, enter into discussions with, or make an equity investment with, any other Person making an Acquisition Proposal under the Merger Agreement with respect to such Acquisition Proposal unless and until the Special Committee determines, in accordance with Section 5.3(b) of the Merger Agreement, that any such action by such Investor is necessary and appropriate and so instructs such Investor in writing; provided that this Section 2.11 shall not apply to (and the following actions shall not be restricted by this Section 2.11) (a) any funding of capital commitments or funding obligations into private equity, venture capital, hedge or other similar investment funds that are not controlled by such Investor, or (b) any investment or acquisition made by a Person in which such Investor holds only a limited partnership or other passive non-voting investment, but for the avoidance of doubt, clauses (a) and (b) shall not include any discretionary co-investments by such Investor or accounts managed or controlled by such Investor.  For the avoidance of doubt, nothing in this Section 2.11 shall be deemed to prevent the Special Committee from determining that an Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal or that such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms.

2.12
Side Agreements.  None of the Investors or any of their respective Affiliates shall enter into any side agreements amongst a subset of the Investors or with any Buyer Party relating to the Transaction.

2.13
Proxy Statement; Schedule 13e-3 and Schedules 13D and 13G.

(a)          Each Investor shall use reasonable best efforts to promptly provide information reasonably requested by the Company or Lead Investor in connection with the preparation of the Proxy Statement or Schedule 13e-3.  The information supplied by each Co-Investor for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3 will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Promptly after the execution and delivery of this Agreement, the Lead Investor and each Co-Investor shall cooperate with each other to prepare and file with the SEC any required disclosure statements on Schedule 13D or Schedule 13G or any amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13D/G Filings”) relating to the Merger Agreement, the Support Agreement (if applicable) signed by such Co-Investor and the transactions contemplated hereby and thereby (including the Merger).  The Lead Investor shall (i) provide (or cause to be provided) each Co-Investor and its counsel a reasonable opportunity to review drafts of the Proxy Statement and Schedule 13e-3 prior to filing the Proxy Statement and Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by such Investor or its counsel.  The Lead Investor and each Co-Investor shall (A) provide each other and their respective counsels a reasonable opportunity to review drafts of all Schedule 13D/G Filings prior to filing any Schedule 13D/G Filing with respect to the Company with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other parties, their respective counsels and their respective Representatives.

(b)          Each Investor shall use reasonable best efforts to furnish all information concerning such Investor and its Affiliates, if applicable, to the other parties that is reasonably necessary for the preparation and filing of the Proxy Statement, the Schedule 13e-3 and all Schedule 13D/G Filings, and provide each such other party assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and shall use reasonable best efforts to cooperate with each other party, as applicable, in the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 and all Schedule 13D/G Filings and the resolution of any comments to either received from the SEC.

2.14
Support Agreements. The Lead Investor hereby covenants and agrees that it shall, and shall cause its Affiliates to, comply with and perform all of its and their obligations under the Support Agreements.

3.	MISCELLANEOUS.

3.1
Amendment. This Agreement may be amended or modified, and the provisions hereof may be waived, only by an agreement in writing signed by the Lead Investor; provided, however, that if such an amendment, modification or waiver materially or adversely affects the rights or obligations of the other Investors (regardless of whether such Investor is treated the same as all other Investors or a subset thereof), would change the relative ownership of the parties hereto in Parent following the consummation of the Transaction (other than as permitted by Section 2.4(b)) or would supersede or conflict with the rights of the parties hereto and their respective Affiliates set forth in the LPA Term Sheet, such amendment, modification or waiver must be made by an agreement in writing signed by such other Investors; provided, further, if any such amendment, modification or waiver is for the benefit of the Lead Investor disproportionately or separately from the other Investors, the Lead Investor shall obtain the written consent of each other Investor (other than any Non-Consenting Investor replaced hereunder) before making such amendment, modification or waiver must be made by an agreement in writing signed by each of the Investors (other than any such amendment, modification or waiver to the extent effecting the replacement hereunder of any Non-Consenting Investor.

3.2
Severability. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

3.3
Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance).  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  If Parent, Buyer, Merger Sub or the Lead Investor elects to enforce this Agreement in respect of any provision (including in respect of any Commitment Amount) hereof against any Investor, it must do so against each other Investor that has similarly failed, in all material respects, to perform with respect to the same provision hereof.  Notwithstanding anything in this Agreement to the contrary (but subject to the preceding sentence), this Agreement may be enforced against each Co-Investor only by, or at the direction of, the Lead Investor.

3.4
No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith by any Investor party hereto, and notwithstanding the fact that an Investor may be a partnership, limited liability company or limited company or other entities, Parent, Buyer, Merger Sub and each Investor by its acceptance of the benefits of this Agreement, hereby covenants, agrees and acknowledges that no Person other than an Investor shall have any obligation hereunder and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future direct or indirect equityholders, controlling persons, direct or indirect stockholders or equityholders, directors, officers, employees, Affiliates, members, managers, direct or indirect general or limited partners, agents, attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling persons, direct or indirect stockholders, directors, officers, employees, Affiliates, members, managers, direct or indirect general or limited partners, agents, attorneys or other representatives or successors or assignees of any of the foregoing (each, a “Related Party” and, collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of any Investor, Parent, Buyer or any of their respective successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.  Parent, Buyer, Merger Sub and each Investor further agrees that neither it nor any of its Affiliates shall have any right of recovery against any Related Party, whether by piercing the corporate veil or by a claim against any such Related Party.

3.5
No Third Party Beneficiaries. This Agreement shall be binding on each party hereto solely for the benefit of each other parties hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement; provided, however, that the Related Parties are express intended third party beneficiaries of Section 3.4.

3.6
Press Release; Communications. Any general notices, releases, statements or communications to the general public or the press relating to this Agreement or the transactions contemplated hereby and the Merger Agreement shall be made only at such times and in such manner as may be determined by the Lead Investor and shall not disclose the identity of any Co-Investor or any confidential information of any Co-Investor without such Co-Investor’s prior written approval.  Nothing contained in this Section 3.6 shall prevent (a) any party from at any time furnishing any information requested by any Governmental Authority or from making any disclosures required under applicable Law, including the Exchange Act or (b) any party from furnishing any information concerning the transactions contemplated by this Agreement and the Transaction Documents to such party’s Representatives in accordance with Section 3.7 or current or prospective limited partners or other equityholders in connection with ordinary course reporting or marketing activities.

3.7
Confidentiality. The existence and content of this Agreement shall be treated as confidential by the Investors and shall not be used, circulated, quoted or otherwise referred to by any other Investor or any of such Investor’s Affiliates in any document, except with the prior written consent of the other Investors; provided, however, that no such written consent shall be required (and each Investor and its Affiliates shall be free to release such information (each Investor and any Affiliate disclosing such information, a “Disclosing Party” and, collectively, the “Disclosing Parties”)) for disclosures to each Investor’s and its Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, limited partners related investment funds, consultants and other representatives (collectively, the “Representatives”), so long as such Representatives are bound by obligations of confidentiality with respect to such information and provided that each Disclosing Party shall be responsible for a breach of the confidentiality obligations set forth in this Section 3.7 by any of its Representatives; and provided, further, that each Investor and its Affiliates may disclose such information (including the existence of this Agreement) (a) to the extent required by applicable Law or the applicable rules of any national securities exchange or in connection with any securities filing related to the Transaction and/or (b) upon the request or demand of any regulatory agency or authority having or claiming jurisdiction over such party or any of its properties or assets and/or (c) in connection with any filings or other submissions with any court of competent jurisdiction in order to enforce the terms hereof and/or (d) to permitted assignees (including in connection with any permitted syndication hereunder) of such Investor and/or (e) in connection with litigation relating to the Transaction or the Merger Agreement, as permitted by or provided in the Merger Agreement, but if any such disclosure names or references any other Investor or its Affiliates (other than any disclosure made in connection with enforcing this Agreement), the Disclosing Party shall consult such Investor and shall use reasonable best efforts to not make or limit such disclosure and shall consider such Investor’s reasonable input with respect to such disclosure, in each case, to the extent legally permitted.  The confidentiality obligations of each Investor set forth herein shall be superseded by the confidentiality obligations set forth in the LPA and LLCA.

3.8
GOVERNING LAW; CONSENT TO JURISDICTION.

(a)          This Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction.

(b)          Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, to the address set forth on its signature page hereto or in such other manner as may be permitted by applicable Law, and nothing in this Section 3.8(b) will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts.  Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The Parties agree that any violation of this Section 3.8(b) shall constitute a material breach of this Agreement and shall constitute irreparable harm.

3.9
WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.9.

3.10
Other Agreements; Assignment. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their Affiliates with respect to the subject matter contained herein except for the Transaction Documents which shall continue in full force and effect in accordance with their terms.  Other than as expressly provided herein, this Agreement shall not be assigned without the prior written consent of the other Investors, provided that each Investor may assign all or a portion of its rights and obligations hereunder to one or more of its Affiliates (other than, for the avoidance of doubt, any portfolio companies of such Investor or Buyer, Parent or any subsidiary thereof) that is able to make the representations and warranties made by such Investor set forth in this Agreement and such Investor’s Equity Commitment Letter, Funding Agreement and Support Agreement, as applicable; provided, further, that such assignment would not reasonably be expected to result in any material delay in satisfying, or increase the risk of not satisfying, the conditions to the Closing set forth in the Merger Agreement and the assignee is capable of performing its obligations under such Investor’s Equity Commitment Letter, Funding Agreement and Support Agreement, as applicable, including having the financial capacity necessary to fund the full amount of the Equity Commitment or the equity securities to comply with the Rollover Commitment that is being assigned, provided, further, such assignee shall, as a condition of such assignment, execute a joinder to this Agreement in a form to be reasonably acceptable to the Lead Investor, provided, further, that no such assignment shall be permitted (i) in violation of applicable Law, or (ii) that would (x) require any additional licensing, regulatory consent or other additional regulatory proceeding to be obtained or participated in by any of the Investors, Parent, Buyer, Merger Sub or the Company (the “Transaction Parties”) or otherwise subject any Transaction Party or its Affiliates to any additional substantive regulation or (y) cause any statement made or information provided to a regulatory authority prior to such assignment to become materially untrue or misleading (other than any statement made or information provided related solely to the identity of such Investor) or (iii) that would cause all or any portion of the assets of the applicable co-invest vehicle to constitute “plan assets” within the meaning of ERISA, the U.S. Internal Revenue Code of 1986, as amended, or the applicable provisions of any similar law.  Any assignment in derogation of the foregoing shall be null and void.  In the event of any conflict between this Agreement and any Equity Commitment Letter, Funding Agreement or Support Agreement, the terms of this Agreement shall prevail; provided, that, notwithstanding anything to the contrary set forth herein, in no event shall (x) any Co-Investor’s Commitment be increased without its prior written consent or (y) any Equity Commitment Letter be enforced without giving effect to the maximum amount of the Equity Commitment or Section 3 or Section 12 therein.

3.11
No Representations, Warranties or Duties. Each Investor specifically understands and agrees that no Investor has made or will make any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Investor explicitly disclaims (a) except as expressly provided in Section 2.7, any warranty, express or implied, with respect to such matters and (b) any reliance, express or implied, thereon.  In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on any other Investor (x) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, (y) for its decision with respect to making any investment contemplated hereby or (z) with respect to tax and other economic considerations involved in such investment.  In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns.  No Investor shall have any fiduciary or other duty to any other Investor or to Parent or Buyer except as expressly set forth in this Agreement or any other agreement to which such Investor is a party.

3.12
No Agreement Among Co-Investors. The use of a single agreement to effectuate the transactions contemplated by this Agreement was solely in the control of Buyer and Parent and the Lead Investor (collectively, the “Specified Parties”), and not the action or decision of any Co-Investor, and was done solely for the convenience of the Specified Parties and not because they were required or requested to do so by any Co-Investor.  It is expressly understood and agreed that each provision contained in this Agreement is between the Specified Parties on the one hand and each Co-Investor on the other hand, and not among the Specified Parties and the Co-Investors collectively and not between and among the Co-Investors.  Accordingly, no Co-Investor may enforce any provision of this Agreement against any other Co-Investor and the liability of each Investor hereunder shall be several and not joint or joint and several.  Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investors are in any way acting in concert or as a group or entity with respect to such obligations or the Transaction or any other matters.

3.13
Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.  All counterparts shall be construed together and shall constitute one and the same instrument.  A signature delivered by facsimile transmission or telecopy, by electronic mail in portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) shall be deemed to be an original signature for all purposes under this letter agreement.  The parties irrevocably and unreservedly agree that this letter agreement may be executed by way of electronic signatures and the parties agree that this letter agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

3.14
Capacity. This Agreement is being entered into by Casalena solely in his capacity as a record and/or beneficial owner of capital shares of the Company, and nothing in this Agreement shall restrict or limit the ability of Casalena or any other director or officer of the Company or any of the Company’s Subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its Subsidiaries, including the exercise of fiduciary duties to the Company or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

SPACESHIP INTERMEDIATE 1, LP

By:	/s/ Peter Flynn
Name:	Peter Flynn
Title:	Chief Executive Officer and President

SPACESHIP HOLDINGS GP 2, LLC

By:	/s/ Peter Flynn
Name:	Peter Flynn
Title:	Chief Executive Officer and President

SPACESHIP HOLDINGS MLP 1, LLC

By:	/s/ Peter Flynn
Name:	Peter Flynn
Title:	Chief Executive Officer and President

Signature Page to Interim Investors Agreement

ANTHONY CASALENA

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:

ANTHONY CASALENA 2019 FAMILY TRUST

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	Trustee

By:	/s/ Juliet Frerking
Name:	Juliet Frerking
Title	Trustee

ANTHONY CASALENA REVOCABLE TRUST

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	Trustee

CASALENA FOUNDATION

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	President

Signature Page to Interim Investors Agreement

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

ACCEL LEADERS 4 L.P. for itself and as nominee for Accel Leaders 4 L.P. Accel Leaders 4 Entrepreneurs L.P. And Accel Leaders 4 Investors (2022) L.P.

By: Accel Leaders 4 Associates L.P., its general partner

By: Accel Leaders 4 GP Associates L.L.C., its general partner

By:	/s/ Ryan Connor
Name:	Ryan Connor
Title:	Attorney in Fact

ACCEL LEADERS 3 L.P. for itself and as nominee for Accel Leaders 3 L.P. Accel Leaders 3 Entrepreneurs L.P. and Accel Leaders 3 Investors (2020) L.P.

By: Accel Leaders 3 Associates L.P., its general partner

By: Accel Leaders 3 GP Associates L.L.C., its general partner

By:	/s/ Ryan Connor
Name:	Ryan Connor
Title:	Attorney in Fact

GENERAL ATLANTIC (SQRS II), L.P.

By:	/s/ Gordon Cruess
Name:	Gordon Cruess
Title:	Managing Director

Signature Page to Interim Investors Agreement

Exhibit A

LPA Term Sheet

Schedule 1

Lead Investor

Investor	Commitment Amount	Funding Percentage
Spaceship Intermediate 1, LP	$2,426,000,000	100%

Schedule 2

Commitment Amount and Percentage

Investor	Equity Commitment	Rollover Commitment	Percentage of Total Commitments
Spaceship Intermediate 1, LP	$2,426,000,000	-	50.2%
Anthony Casalena 2019 Family Trust	-	$53,643,436	1.1%
Anthony Casalena Revocable Trust	-	$1,433,320,724	29.7%
Casalena Foundation	-	$93,272,828	1.9%
General Atlantic (SQRS II), L.P.	-	$400,000,000	8.3%
Accel Leaders 3 L.P., for itself and as nominee for Accel Leaders 3 L.P., Accel Leaders 3 Entrepreneurs L.P. and Accel Leaders 3 Investors (2020) L.P.	$100,000,000	$25,723,324	2.6%
Accel Leaders 4 L.P., for itself and as nominee for Accel Leaders 4 L.P., Accel Leaders 4 Entrepreneurs L.P. and Accel Leaders 4 Investors (2022) L.P.	$300,000,000	-	6.2%

Schedule 2.7(b)

1.	As of the date hereof, the AC Entities beneficially own 50,111,973 capital shares of the Company.[1]

2.	As of the date hereof, GA and its Affiliates beneficially own 15,569,418 capital shares of the Company.

3.	As of the date hereof, the Accel Funds and their Affiliates beneficially own 14,514,196 capital shares of the Company.

1 Subject to minor fluctuation or variations that will not change or affect the aggregate rollover value of the AC Entities.